FOR IMMEDIATE RELEASE

Investor Contacts:	Media Contacts:
Edward Stiften, Chief Financial Officer David Myers, Vice President, Investor Relations (314) 702-7173	Steve Littlejohn, Vice President, Public Affairs (314) 702-7556
Express Scripts Positioned for Strong Growth after Caremark Vote
Innovation and Execution Delivers Value for Stockholders, Plan Sponsors and Patients
St. Louis, March 16, 2007 — Express Scripts, Inc. (Nasdaq: ESRX) today issued the following statement from president, chief executive officer and chairman George Paz commenting on the approval by Caremark Rx, Inc. (NYSE: CMX) stockholders of Caremark’s acquisition by CVS Corporation (NYSE: CVS).
“First of all, I want to thank the stockholders of both Caremark and Express Scripts for their consideration during this effort, our advisors for their assistance and, most especially, every Express Scripts employee for their many contributions.
“Since presenting our offer on December 18, 2006, we have appreciated the opportunity to talk about the pharmacy benefit management (PBM) model to investors across the nation. The strength of the PBM model and our mission to make the use of prescription drugs safer and more affordable resonated extremely well with them.
“We earned the support of respected organizations like the labor movement’s Change to Win coalition, as well as the investor advisory services, Glass Lewis, Proxy Governance and Egan-Jones. Particularly gratifying was the CalPERS announcement that it had voted against the acquisition on both the CVS and Caremark proxies.
“During our effort to acquire Caremark, we stayed focused on serving plan sponsors and patients. Our year is off to such a good start that we were able to increase our 2007 diluted earnings per share guidance.
“Express Scripts’ fundamental business model continues to produce outstanding results. We have considerable room to run in saving plan sponsors and patients money through greater use of generics, home delivery and specialty pharmacy. Last year, we saved clients and patients $126 million in the anti-cholesterol drug class alone.
“As we move forward, Express Scripts will continue to lead in:
•	Developing sophisticated trend management tools, including generic, specialty drug and home delivery programs;

•	Engaging patients as active health care consumers to choose more cost effective generics, lower cost brands and home delivery;

•	Working with Congress to create a biogenerics pathway, which could unlock approximately $70 billion of savings for our nation over the next decade; and

•	Using our independence to drive down costs via competition among all players in the supply chain, including retail pharmacies and drug manufacturers.”
About Express Scripts
Express Scripts, Inc. is one of the largest PBM companies in North America, providing PBM services to over 50 million members. Express Scripts serves thousands of client groups, including managed-care organizations, insurance carriers, employers, third-party administrators, public sector, and union-sponsored benefit plans.
Express Scripts provides integrated PBM services, including network-pharmacy claims processing, home delivery services, benefit-design consultation, drug-utilization review, formulary management, disease management, and medical- and drug-data analysis services. The Company also distributes a full range of injectable and infusion biopharmaceutical products directly to patients or their physicians, and provides extensive cost-management and patient-care services.
Express Scripts is headquartered in St. Louis, Missouri. More information can be found at www.express-scripts.com, which includes expanded investor information and resources.
Safe Harbor Statement
This press release contains forward-looking statements, including, but not limited to, statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements include but are not limited to:
•	uncertainties associated with our acquisitions, which include integration risks and costs, uncertainties associated with client retention and repricing of client contracts, and uncertainties associated with the operations of acquired businesses

•	costs and uncertainties of adverse results in litigation, including a number of pending class action cases that challenge certain of our business practices

•	investigations of certain PBM practices and pharmaceutical pricing, marketing and distribution practices currently being conducted by the U.S. Attorney offices in Philadelphia and Boston, and by other regulatory agencies including the Department of Labor, and various state attorneys general

•	changes in average wholesale prices (“AWP”), which could reduce prices and margins, including the impact of a proposed settlement in a class action case involving First DataBank, an AWP reporting service

•	uncertainties regarding the implementation of the Medicare Part D prescription drug benefit, including the financial impact to us to the extent that we participate in the program on a risk-bearing basis, uncertainties of client or member losses to other providers under Medicare Part D, and increased regulatory risk

•	uncertainties associated with U.S. Centers for Medicare & Medicaid’s (“CMS”) implementation of the Medicare Part B Competitive Acquisition Program (“CAP”), including the potential loss of clients/revenues to providers choosing to participate in the CAP

•	our ability to maintain growth rates, or to control operating or capital costs

•	continued pressure on margins resulting from client demands for lower prices, enhanced service offerings and/or higher service levels, and the possible termination of, or unfavorable modification to, contracts with key clients or providers

•	competition in the PBM and specialty pharmacy industries, and our ability to consummate contract negotiations with prospective clients, as well as competition from new competitors offering services that may in whole or in part replace services that we now provide to our customers

•	results in regulatory matters, the adoption of new legislation or regulations (including increased costs associated with compliance with new laws and regulations), more aggressive enforcement of existing legislation or regulations, or a change in the interpretation of existing legislation or regulations

•	increased compliance relating to our contracts with the DoD TRICARE Management Activity and various state governments and agencies

•	the possible loss, or adverse modification of the terms, of relationships with pharmaceutical manufacturers, or changes in pricing, discount or other practices of pharmaceutical manufacturers or interruption of the supply of any pharmaceutical products

•	the possible loss, or adverse modification of the terms, of contracts with pharmaciesin our retail pharmacy network

•	the use and protection of the intellectual property we use in our business

•	our leverage and debt service obligations, including the effect of certain covenants in our borrowing agreements

•	our ability to continue to develop new products, services and delivery channels

•	general developments in the health care industry, including the impact of increases in health care costs, changes in drug utilization and cost patterns and introductions of new drugs

•	increase in credit risk relative to our clients due to adverse economic trends

•	our ability to attract and retain qualified personnel

•	other risks described from time to time in our filings with the SEC